Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN POWER SOLUTIONS

INTERNATIONAL, INC. AND NAN (RICHARD) HU

This Employment Agreement (this “Agreement”) is entered into as of 07 /27 / 2026 (the “Effective Date”), by and between Power Solutions International, Inc. and Nan (Richard) Hu.

RECITALS

WHEREAS, Power Solutions International, Inc., a Delaware corporation with its principal offices at 201 Mittel Dr., Wood Dale, IL 60191 (the “Company” or “PSI”), desires to employ Nan (Richard) Hu (the “Executive”) as Chief Executive Officer of the Company on the terms and conditions set forth herein;

WHEREAS, the Executive desires to accept such employment with the Company and to serve as Chief Executive Officer on the terms and conditions set forth herein;

WHEREAS, the Company and the Executive previously executed a non-binding offer term sheet dated June 20, 2026 (the “Term Sheet”), which set forth certain preliminary terms and conditions of the Executive’s anticipated employment with the Company;

WHEREAS, the parties now desire to enter into this Employment Agreement (this “Agreement”) to set forth the binding and definitive terms and conditions governing the Executive’s employment with the Company, which Agreement shall supersede and replace the Term Sheet in its entirety upon the Effective Date;

WHEREAS, the Board of Directors of the Company (the “Board”), based on the recommendation of the Compensation Committee (the “Compensation Committee”), has approved the terms of this Agreement and authorized the execution and delivery hereof on behalf of the Company; and

WHEREAS, as a condition of the Executive’s employment, the Executive acknowledges and agrees to be bound by the restrictive covenants, confidentiality obligations, intellectual property assignment provisions, clawback and recoupment provisions, and other post-termination obligations contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below. Capitalized terms used but not defined in this Section 1 shall have the meanings ascribed to them elsewhere in this Agreement.

“Accrued Obligations” means (a) earned but unpaid Base Salary through the date of termination, (b) unreimbursed business expenses incurred prior to the date of termination in accordance with Company policy, (c) vested benefits under any employee benefit plan in accordance with the terms of such plan, and (d) any other amounts required to be paid or provided under applicable law, in each case payable in accordance with applicable law and Company policy.

“Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company. For purposes of this definition, “control” means the ownership of more than fifty percent (50%) of the voting interests of an entity, or the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Employment Agreement, as it may be amended from time to time in accordance with Section 14.

“Annual KPI Bonus” means the annual performance-based cash bonus described in Section 3.

“Base Salary” has the meaning set forth in Section 3.

“Board” means the Board of Directors of the Company.

“Cash LTI” means the annual cash long-term incentive award described in Section 4.

“Cause” has the meaning set forth in Section 8.

“Change in Control” or “CIC” has the meaning set forth in Section 9.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” means Power Solutions International, Inc., a Delaware corporation, and its successors and permitted assigns.

“Compensation Committee” means the Compensation Committee of the Board, or such other committee of the Board designated to perform the functions of a compensation committee.

“Confidential Information” has the meaning set forth in Section 10.

“Disability” has the meaning set forth in Section 8.

“Executive” means Nan (Richard) Hu.

“Fair Market Value Per Share” has the meaning set forth in the Phantom Stock Plan.

“Good Reason” has the meaning set forth in Section 8.

“Phantom Stock Plan” or “Plan” means the Power Solutions International, Inc. 2026 Phantom Unit Plan, as it may be amended from time to time.

“Phantom Unit Agreement” means the individual award agreement evidencing a grant of phantom units under the Phantom Stock Plan.

“Protection Period” means the twenty-four (24) month period immediately following the consummation of a Change in Control.

“Release” means the general release of claims in a form reasonably satisfactory to the Company, as described in Section 12.

“Release Deadline” means the date that is fifty-five (55) days following the date of the Executive’s termination of employment.

“Release Effective Date” means the date on which the Release becomes effective and irrevocable following the expiration of any applicable revocation period.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and guidance issued thereunder.

“Separation from Service” means a “separation from service” within the meaning of Section 409A.

“Sign-On Bonus” means the one-time cash sign-on bonus described in Section 5.

“Sign-On Phantom Stock Grant” means the one-time phantom stock grant described in Section 5.

“Start Date” means August 17, 2026.

“Target KPI Bonus” means the target Annual KPI Bonus, equal to seventy percent (70%) of Base Salary, as further described in Section 3.

“Term of Employment” means the period commencing on the Start Date and ending on the date of termination of the Executive’s employment for any reason.

2.	POSITION, DUTIES, AND TERM OF EMPLOYMENT

2.1.	Position and Title. Effective as of the Start Date, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, as Chief Executive Officer of the Company.

2.2.

Reporting. The Executive shall report directly and exclusively to the Board. All other officers and senior executives of the Company and its subsidiaries shall report directly or indirectly to the Executive, except as otherwise determined by the Board.

2.3.

No Board Service. For the avoidance of doubt, the Executive shall not serve as a member of the Board, and nothing in this Agreement shall be construed to confer upon the Executive any right to a seat on the Board or to impose any obligation on the Company to nominate or appoint the Executive to the Board.

2.4.

Principal Place of Employment. The Executive’s principal place of employment shall be the Company’s headquarters located at 1465 Hamilton Parkway, Itasca, Illinois 60143, or such other location as may be mutually agreed upon by the Executive and the Board. The Executive acknowledges that the performance of duties hereunder will require reasonable business travel from time to time.

2.5.

At-Will Employment; No Fixed Term. The Executive’s employment under this Agreement is at-will and for no fixed term. Either party may terminate the employment relationship at any time, for any reason or no reason, subject to the notice, severance, and post-termination provisions set forth in this Agreement. Nothing in this Agreement shall be construed to create an express or implied contract of employment for a definite period.

2.6.

Duties and Devotion of Time. During the Term of Employment, the Executive shall devote substantially all of the Executive’s business time, attention, skill, and efforts to the faithful performance of the Executive’s duties and responsibilities as Chief Executive Officer. The Executive shall perform such duties and exercise such authority as are customarily associated with the position of Chief Executive Officer of a publicly traded company, together with such other duties consistent with the Executive’s position as may be assigned from time to time by the Board.

3.	CASH COMPENSATION

3.1.

Base Salary. The Company shall pay the Executive an annualized base salary of Six Hundred Fifty-Eight Thousand Dollars ($658,000) (the “Base Salary”), payable in accordance with the Company’s standard payroll practices and schedule applicable to senior executives, less applicable tax withholdings and authorized deductions. The Compensation Committee shall review the Base Salary no less frequently than annually and may recommend increases to the Board. The Board, upon the recommendation of the Compensation Committee, may increase the Base Salary in its sole discretion; a reduction in Base Salary shall be permitted only to the extent such reduction does not constitute “Good Reason” as defined in Section 8 of this Agreement. Any increase in Base Salary shall establish the new minimum Base Salary for purposes of this Agreement.

3.2.	Annual KPI Bonus.

(a) Target and Maximum. For each calendar year during the Term of Employment, the Executive shall be eligible to earn an annual performance bonus (the “Annual KPI Bonus’’) with a target amount equal to seventy percent (70%) of Base Salary (the “Target KPI Bonus”), which as of the Effective Date equals Four Hundred Sixty Thousand Six Hundred Dollars ($460,600). The maximum Annual KPI Bonus payable for any calendar year shall not exceed two times (2x) the Target KPI Bonus (i.e., one hundred forty percent (140%) of Base Salary), which as of the Effective Date equals Nine Hundred Twenty-One Thousand Two Hundred Dollars ($921,200).

(b) Performance Metrics. The Board, upon the recommendation of the Compensation Committee, shall approve the corporate performance goals and the Executive’s individual performance goals applicable to each Annual KPI Bonus no later than ninety (90) days following the commencement of the applicable performance year. The Compensation Committee shall establish the specific performance metrics, measurements, and weightings (the “KPI Metrics”) based on financial and strategic objectives, including but not limited to revenue, EBITDA, free cash flow, and operational milestones.

(c) First-Year Pro-Ration. For the calendar year in which the Start Date occurs, the Annual KPI Bonus shall be prorated based on the number of days the Executive is employed by the Company during such calendar year divided by the total number of days in such calendar year.

(d) Payment Timing. Each eamed Annual KPI Bonus shall be paid in a single lump-sum cash payment at the same time as annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the performance year to which such bonus relates, in accordance with the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4).

(e) Continued Employment Requirement. Except as otherwise expressly provided in Section 8.1 (Severance and Good Reason), Section 8.5 (Death and Disability provisions), or Section 9 (Change in Control Protections) of this Agreement, payment of the Annual KPI Bonus is contingent upon the Executive’s continued employment with the Company through the date on which such bonus is paid. If the Executive is not employed on the bonus payment date, the Executive shall have no right to receive any portion of the Annual KPI Bonus for the applicable performance year, except as specifically set forth in the foregoing Sections.

3.3.

Compensation Committee Discretion. The Compensation Committee retains sole discretion to determine the level of achievement of KPI Metrics and the amount of the Annual KPI Bonus earned for each performance year, subject to the target and maximum amounts set forth in Section 3.2(a). All determinations of the Compensation Committee with respect to the Annual KPI Bonus shall be final and binding.

4.	LONG-TERM INCENTIVE COMPENSATION

4.1.

Annual Phantom Stock Grant. Commencing with the 2027 calendar year, the Company shall grant to the Executive, on the date of the March Board meeting each year, an award of phantom stock units under the Company’s Phantom Stock Plan having a grant-date value equal to eighty percent (80%) of the Executive’s then-current Base Salary (the “Annual Phantom Stock Grant”). For the avoidance of doubt, based on the initial Base Salary, the initial Annual Phantom Stock Grant value shall be $526,400.

(a) Each Annual Phantom Stock Grant shall consist of full-value phantom units that track the fair market value of one share of PSI common stock per unit, cash-settled upon vesting based on the Fair Market Value Per Share determined in accordance with the Plan.

(b) Vesting: Each Annual Phantom Stock Grant shall vest ratably over three (3) years, with one-third (1/3) of the units vesting on each of the first, second, and third anniversaries of the grant date, subject to the Executive’s continued employment through each such vesting date.

(c) Phantom units shall carry no voting rights, dividend rights, or other shareholder rights.

4.2.

Annual Cash LTI. Commencing with the 2027 calendar year, the Executive shall be eligible to participate in the Company’s annual long-term cash incentive program, with a target long-term cash incentive award (the “Annual Cash LTI”) equal to forty percent (40%) of the Executive’s then-current Base Salary ($263,200 based on the initial Base Salary). Each Annual

Cash LTI award shall be performance-based, with performance metrics, performance periods, vesting conditions, and payment timing established by the Compensation Committee, subject to Board approval of the overall LTIP budget and target incentive levels, in accordance with the terms and conditions of such program as in effect from time to time for senior executives of the Company generally, and shall be capped at one and one-half times (1.5x) the target award amount.

4.3.	First-Year LTI Awards.

(a) First-Year Phantom Stock Grant: The Executive’s first Annual Phantom Stock Grant shall be prorated based on the number of days from the Start Date (August 17, 2026) through December 31, 2026, divided by 365, and shall be granted on the Start Date. The grant price shall be determined in accordance with the Phantom Stock Plan.

(b) First-Year Cash LTI: The Executive’s first Annual Cash LTI award shall be prorated on the same basis as the first-year Phantom Stock Grant and shall be payable at the same time and on the same terms as Cash LTI awards made to other senior executives for the same performance period.

(c) No Offset or Reduction: For the avoidance of doubt, the Executive shall receive one (1) phantom stock grant on the Start Date (the prorated first-year grant described in this Section 4.3), and two (2) separate phantom stock grants on the date of the March 2027 Board meeting (the Sign-On Phantom Stock Grant described in Section 5 and the Annual Phantom Stock Grant for 2027 described in Section 4.1). Each grant constitutes a separate award, and no grant shall reduce, offset, or otherwise diminish any other grant.

4.4.

Plan Documents Govern. All LTI awards granted pursuant to this Section 4 shall be subject to and governed by the terms and conditions of the Phantom Stock Plan, the Company’s annual long-term cash incentive program, and the applicable individual award agreements, copies of which shall be provided to the Executive. In the event of any conflict between this Agreement and the Plan or applicable award agreement with respect to the terms of an LTI award, the Plan and award agreement shall control, except that the vesting, forfeiture, and acceleration provisions set forth in Sections 8, 9, 11, and 12 of this Agreement shall govern to the extent they provide terms more favorable to the Executive than the Plan or award agreement.

5.	SIGN-ON PROGRAM

5.1.

Sign-On Cash Bonus. In consideration of the Executive’s acceptance of employment and to compensate the Executive for compensation forfeited from the Executive’s prior employer, the Company shall pay the Executive a one-time cash sign-on bonus in the aggregate amount of Five Hundred Forty Thousand Five Hundred Dollars ($540,500) (the “Sign-On Bonus”), payable in two equal installments as follows:

(a) First Installment: Two Hundred Seventy Thousand Two Hundred Fifty Dollars ($270,250), payable within thirty (30) days following the Start Date, subject to applicable tax withholdings.

(b) Second Installment: Two Hundred Seventy Thousand Two Hundred Fifty Dollars ($270,250), payable within thirty (30) days following the date that is six-months following the Start Date, subject to applicable tax withholdings.

5.2.

Sign-On Phantom Stock Grant. The Company shall grant the Executive a one-time sign-on phantom stock award with a grant-date value of One Million One Hundred Twenty-Nine Thousand Three Hundred Twenty-Six Dollars ($1,129,326) (the “Sign-On Phantom Stock Grant”), to be granted on the date of the March 2027 Board meeting. The Sign-On Phantom Stock Grant shall vest in three equal annual installments, with one-third (1/3) vesting on each of the first, second, and third anniversaries of the grant date, subject to the Executive’s continued employment through each applicable vesting date. The Sign-On Phantom Stock Grant shall be subject to the same terms and conditions as the Annual Phantom Stock Grant described in Section 4, including the Company’s 2026 Phantom Unit Plan and the applicable Phantom Unit Agreement.

5.3.	Repayment Obligation. The Sign-On Bonus shall be subject to repayment as follows:

(a) If the Executive voluntarily resigns without Good Reason or is terminated for Cause within twelve (12) months of the Start Date, the Executive shall repay one hundred percent (100%) of all Sign-On Bonus installments actually received to the Company within thirty (30) days of the date of termination, and any unpaid installment shall be immediately forfeited.

(b) If such termination occurs after twelve (12) months but before twenty-four (24) months following the Start Date, the Executive shall repay fifty percent (50%) of all Sign-On Bonus installments actually received to the Company within thirty (30) days of the date of termination, and any unpaid installment shall be immediately forfeited.

(c) No repayment shall be required following twenty-four (24) months of continuous employment from the Start Date.

For the avoidance of doubt, no repayment shall be required in the event of a termination by the Company without Cause, a resignation by the Executive for Good Reason, or termination by reason of death or Disability.

5.4.

Tax Treatment. All Sign-On Bonus payments shall be treated as taxable compensation and shall be subject to all applicable federal, state, and local tax withholdings. The Company shall not provide any tax gross-up with respect to Sign-On Bonus payments.

5.5.

No Offset; Survival of Repayment. Sign-On Bonus payments shall not be offset against or reduce any severance, Annual KPI Bonus, or other compensation payable to the Executive under this Agreement; provided, however, that any repayment obligation under Section 5.3 shall survive termination of employment and may, at the Company’s election, be offset by amounts otherwise payable to the Executive upon or following Separation from Service.

5.6.

No Make-Whole. For the avoidance of doubt, no make-whole payment or award is provided under this Agreement with respect to compensation forfeited by the Executive from any prior employer. The Sign-On Bonus and Sign-On Phantom Stock Grant constitute the entirety of the sign-on program.

6.	BENEFITS AND PERQUISITES

6.1.

Directors’ and Officers’ Insurance. The Company shall provide Directors’ and Officers’ liability insurance and indemnification coverage for the Executive as set forth in Section 12.3 of this Agreement. Such coverage shall apply regardless of whether the Executive holds a seat on the Board. Concurrently with the execution of this Agreement, the Company and the Executive shall enter into a separate written indemnification agreement (the “Indemnification Agreement”) providing indemnification to the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws, on terms no less favorable than those provided to any other current or former director or officer of the Company.

6.2.

Health, Welfare, and Retirement Benefits. During the Term of Employment, the Executive shall be eligible to participate in all health, welfare, retirement, and executive benefit plans, programs, and arrangements maintained by the Company for its senior executives, on terms no less favorable than those provided to other senior executives. Such programs include, without limitation, medical, dental, vision, life insurance, short-term and long-term disability insurance, and the Company’s 401(k) plan, in each case subject to the terms and conditions of the applicable plan documents and applicable law.

6.3.

Vacation. The Executive shall be entitled to a minimum of four (4) weeks (twenty (20) business days) of paid time off per calendar year, in addition to Company-recognized holidays. Paid time off shall be taken in accordance with the Company’s Self-Managed Paid Time Off Policy as in effect from time to time, and shall be scheduled with reasonable regard for the needs of the business. For the avoidance of doubt, paid time off under this policy does not accrue, and the Executive shall not be entitled to compensation for unused time off upon termination of employment for any reason.

6.4.

Business Expenses. The Company shall reimburse the Executive for all reasonable and documented business expenses incurred in the performance of the Executive’s duties, in accordance with the Company’s expense reimbursement policies as in effect from time to time and subject to Section 12.1 of this Agreement.

6.5.

Automobile Allowance. During the Term of Employment, the Company shall pay the Executive an automobile allowance of One Thousand Dollars ($1,000) per month, payable in accordance with the Company’s standard payroll practices, to cover the cost of the Executive’s commute between the Executive’s primary residence and Company facilities. The automobile allowance shall be treated as taxable compensation, subject to all applicable federal, state, and local income and employment tax withholding, and shall be reported as W-2 wages. The automobile allowance shall cease immediately upon termination of the Executive’s employment for any reason.

6.6.

Relocation Assistance. The Company shall reimburse the Executive for reasonable and documented relocation expenses associated with the Executive’s relocation from the Detroit metropolitan area to the Chicago metropolitan area, up to a maximum aggregate amount of Fifty Thousand Dollars ($50,000) (the “Relocation Allowance”). Reimbursement shall be made within thirty (30) days following the Executive’s submission of appropriate documentation, subject to the Company’s expense reimbursement policies and will be reported as taxable income to the Executive, subject to all applicable tax withholding. If the Executive voluntarily resigns without Good Reason or is terminated for Cause within twenty-four (24) months of the Start Date, the Executive shall repay to the Company a pro-rata portion of the Relocation Allowance (calculated on a gross, pre-tax basis) equal to the product of(a) the total Relocation Allowance amounts reimbursed, multiplied by (b) a fraction, the numerator of which is the number of full months remaining in the twenty-four (24) month period following the Start Date and the denominator of which is twenty-four (24). Such repayment shall be due within thirty (30) days following the date of termination.

7.	TERMINATION OF EMPLOYMENT; ACCRUED OBLIGATIONS

7.1.	Termination Categories. The Executive’s employment may be terminated under any of the following circumstances, each of which is addressed in the applicable Section of this Agreement:

(a) Termination by the Company without Cause (Section 8);

(b) Termination by the Company for Cause (Section 8);

(c) Voluntary Resignation by the Executive (with or without Good Reason) (Section 8);

(d) Termination due to the Executive’s Death (Section 8); and

(e) Termination due to the Executive’s Disability (Section 8).

7.2.

At-Will Employment. Nothing in this Agreement alters the at-will nature of the Executive’s employment. Either the Company or the Executive may terminate the employment relationship at any time, for any reason or no reason, subject to the notice requirements, severance provisions, and post-termination obligations set forth herein.

7.3.

Accrued Obligations. Upon any termination of the Executive’s employment for any reason, the Company shall pay or provide to the Executive ( or the Executive’s estate or beneficiaries, as applicable) the following (collectively, the “Accrued Obligations”), in each case to the extent not previously paid or provided:

(a) Any earned but unpaid Base Salary through the date of termination, payable on the next regular payroll date following the date of termination ( or such earlier date as required by applicable law);

(b) Any unreimbursed business expenses incurred by the Executive prior to the date of termination in accordance with Section 6 and Company policy, payable within thirty (30) days following submission of proper documentation;

(c) Any benefits accrued and vested under any employee benefit plan, program, or arrangement of the Company in which the Executive participates, payable in accordance with the terms of such plan, program, or arrangement; and

(d) Any other amounts required to be paid or provided under applicable law.

Payment of Accrued Obligations shall not be conditioned upon the Executive’s execution of the Release or compliance with any other post-termination obligation.

7.4.

Deemed Resignation from Officer Positions. Upon any termination of the Executive’s employment for any reason, the Executive shall be deemed to have automatically resigned, effective as of the date of termination, from all officer positions held with the Company and each of its subsidiaries and Affiliates. The Executive agrees to execute any documents reasonably requested by the Company to confirm such resignations.

7.5.

Conditions to Post-Termination Payments. Except for the Accrued Obligations, all payments and benefits to which the Executive may become entitled under Sections 8, 9, and 12 following a termination of employment (collectively, the “Severance Benefits”) are expressly conditioned upon:

(a) The Executive’s timely execution and non-revocation of the Release in accordance with Section 12.2 of this Agreement;

(b) The Executive’s continued compliance with the Restrictive Covenants set forth in Section 10; and

(c) The Executive’s compliance with the post-termination cooperation obligations set forth in Section 12.4.

If the Executive materially breaches any of the foregoing conditions, the Company may, upon written notice specifying the breach, immediately cease payment of any remaining Severance Benefits and, to the extent permitted by applicable law, seek repayment of Severance Benefits previously paid, in addition to any other remedies available under this Agreement or at law or in equity.

8.	SEVERANCE; GOOD REASON; TERMINATION FOR CAUSE; VOLUNTARY RESIGNATION; DEATH AND DISABILITY

8.1.

Severance Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates the Executive’s employment without Cause, or if the Executive resigns for Good Reason, the Executive shall be entitled to the following, in addition to Accrued Obligations, subject to the Executive’s timely execution and non-revocation of the Release and continued compliance with the Restrictive Covenants and cooperation obligations:

(a)

Severance Pay: Twelve (12) months of Base Salary as determined on the Separation from Service Date, payable in substantially equal installments in accordance with the Company’s regular payroll practices, commencing on the first payroll date following the Release Effective Date.

(b)

Pro-Rata KPI Bonus: The Annual KPI Bonus for the fiscal year in which termination occurs, pro-rated based on the number of days the Executive was employed during such year, calculated based on actual performance, and payable at the same time bonuses are paid to other senior executives, but no later than March 15 of the following calendar year.

(c)

LTI Phantom Stock Treatment: Unvested phantom stock awards shall be treated in accordance with the Phantom Stock Plan and the applicable Phantom Unit Agreement, subject to the Board’s discretion to accelerate vesting as permitted under the Plan. Vested but unsettled phantom stock awards shall be settled in accordance with such Plan and Agreement.

(d)

COBRA Continuation: Provided the Executive timely elects COBRA continuation coverage, twelve (12) months of Company-subsidized group health coverage continuation under COBRA, with the Company paying the employer portion of premiums directly to the COBRA administrator. Such subsidy shall cease upon the Executive’s eligibility for comparable group health coverage from a subsequent employer. The Executive understands that he shall be responsible for paying the employee portion of such continuation coverage and, following the expiration of the twelve-month continuation coverage set forth in this subparagraph, the Executive shall be responsible for paying 100% of the COBRA continuation coverage premiums.

8.2.	Good Reason. “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent:

(a)	material diminution in title, duties, authority, or responsibilities, including removal from the position of Chief Executive Officer;

(b)

a reduction in Base Salary or Target KPI Bonus opportunity of more than ten percent (10%), or any reduction in Base Salary or Target KPI Bonus opportunity that is not applied proportionally to all senior executives;

(c)

material reduction in aggregate long-term incentive opportunity (including Phantom Stock grants and Cash LTI targets), other than a reduction applied proportionally to all senior executives in connection with a Company-wide program change;

(d)	a change in reporting relationship such that the Executive no longer reports directly to the Board;

(e)	relocation of the principal place of employment of the Executive more than one hundred (100) miles from Itasca, Illinois; or

(f)

material breach by the Company of any provision of this Agreement that remains uncured following the notice and cure period. The Executive must provide written notice to the Board within forty-five (45) days of the initial existence of the condition. The Company shall have thirty (30) days to cure. If not cured, the Executive must resign within thirty (30) days following expiration of the cure period. Failure to provide timely notice or resign within the required period constitutes a waiver as to that condition; waiver of one condition does not waive subsequent or different conditions. A Good Reason resignation within twenty-four (24) months following a Change in Control entitles the Executive to CIC severance under Section 9 in lieu of (not in addition to) severance under this Section 8.

8.3.

Termination for Cause. “Cause” means the occurrence of any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties that is materially injurious to the Company; (iii) material breach of this Agreement, the Company’s written policies (including the code of conduct and insider trading policy), or the Executive’s fiduciary duties to the Company; (iv) commission of an act of fraud, embezzlement, misappropriation, or material dishonesty against the Company or any of its Affiliates; or (v) the Executive’s continued failure to substantially perform the Executive’s duties (other than any such failure resulting from Disability) after written notice from the Board specifying the deficiency and a thirty (30) day opportunity to cure. For conduct under clause (iii) that is reasonably susceptible of cure, the Company shall provide the Executive with written notice specifying in reasonable detail the acts or omissions constituting Cause, and the Executive shall have thirty (30) days following receipt of such notice to cure the condition to the Board’s reasonable satisfaction. For the avoidance of doubt, no cure period shall apply to conduct under clauses (i), (ii), or (iv). If the condition is not cured within such period (or is not curable), the Company may terminate the Executive’s employment for Cause effective upon delivery of a termination notice. Upon termination for Cause, the Executive shall receive only Accrued Obligations. All unvested phantom stock awards, all vested but unsettled phantom stock awards, unpaid bonuses, and other long-term incentive awards shall be immediately forfeited. No severance, pro-rata bonus, or COBRA subsidy shall be payable. Sign-on repayment obligations under Section 5 and relocation repayment obligations under Section 6 shall apply.

8.4.

Resignation without Good Reason. The Executive shall provide sixty (60) days’ advance written notice to the Board of a resignation without Good Reason. During the notice period, the Executive shall continue performing duties, cooperate with transition, and remain bound by the Restrictive Covenants. The Company may, in its sole discretion, waive the notice period, place the Executive on paid administrative leave, or relieve the Executive of duties without such action constituting Good Reason or termination Without Cause; the Company shall continue to pay Base Salary and benefits through the originally scheduled separation date. Upon resignation without Good Reason, the Executive shall receive only Accrued Obligations. All unvested awards and unpaid bonuses shall be forfeited. Vested but unsettled phantom stock awards shall be settled per the Phantom Stock Plan and applicable Phantom Unit Agreement. Sign-on repayment obligations under Section 5 and relocation repayment obligations under Section 6 shall apply.

8.5.

Death or Disability. Upon the Executive’s death or Disability, the Executive (or the Executive’s estate or beneficiaries) shall receive: (i) Accrued Obligations; (ii) a pro-rata Annual KPI Bonus for the year of termination, calculated at target and pro-rated based on days of service; and (iii) full accelerated vesting of all outstanding phantom stock awards (with performance-based awards deemed earned at target). No sign-on repayment shall be required. “Disability” means the Executive’s inability to perform the essential functions of the position, with or without reasonable accommodation, due to a medically determinable physical or mental impairment lasting or expected to last one hundred eighty (180) or more continuous days, consistent with Section 409A and Section 22(e)(3) of the Code. Payments under this Section 8.5 are in lieu of, and not in addition to, any severance under Section 8.1 or CIC severance under Section 9.

9.	CHANGE IN CONTROL PROTECTIONS

9.1.	Change in Control Definition. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)

Any corporation, person, or other entity (other than Weichai America Corp., the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; provided, however, that a Change in Control shall also be deemed to occur if Weichai America Corp. ceases to beneficially own securities representing at least forty percent (40%) of the total outstanding shares of common stock of the Company (calculated on a fully-diluted as-converted basis), resulting in Weichai America Corp. no longer having the right to designate a majority of the directors of the Board pursuant to the Investor Rights Agreement dated March 20, 2017;

(b)

(i) Consummation of the Company’s merger or consolidation with or into another corporation other than a majority-owned subsidiary of the Company, or the sale or other disposition of at least eighty-five percent (85%) of the Company’s assets, and (ii) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof;

(c)

Within any period of twelve (12) consecutive months, persons who were members of the Board immediately prior to such twelve-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such twelve-month period by or upon the recommendation of persons who were members of the Board immediately prior to such twelve-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; or

(d)	The complete liquidation or dissolution of the Company approved by the Company’s stockholders.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code, a Change in Control shall not occur with respect to any payment or benefit under this Agreement unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

9.2.	Protection Period. The “Protection Period” shall mean the twenty-four (24) month period immediately following the consummation of a Change in Control.

9.3.

CIC Severance (Double-Trigger). If, during the Protection Period, the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Executive shall be entitled to the following, in lieu of (and not in addition to) the severance benefits set forth in Section 8, subject to the Executive’s timely execution and non-revocation of the Release:

(a)

A lump-sum cash payment equal to twelve (12) months of the Executive’s then Base Salary, payable within thirty (30) days following the Release becoming effective and irrevocable, subject to Section 409A;

(b)

A lump-sum cash payment equal to the sum of(i) the Target KPI Bonus and (ii) the Annual Cash LTI target, each prorated based on the number of days the Executive was employed during the year of termination, payable at the same time as the payment described in Section 9.3(a);

(c)

Provided the Executive timely elects COBRA continuation coverage, twelve (12) months of Company-subsidized group health coverage continuation under COBRA, with the Company paying the employer portion of premiums directly to the COBRA administrator, commencing on the first day of the month following the termination date and ceasing upon the earlier of (i) the expiration of such twelve-month period or (ii) the date the Executive becomes eligible for comparable group health coverage from a subsequent employer. The Executive understands that he shall be responsible for paying the employee portion of such continuation coverage and, following the expiration of the twelve-month continuation coverage set forth in this subparagraph, the Executive shall be responsible for paying 100% of the COBRA continuation coverage premiums.

9.4.

Phantom Stock Treatment Upon Change in Control. Upon a Change in Control, all outstanding phantom stock awards held by the Executive shall be treated in accordance with the terms of the Phantom Stock Plan and the applicable Phantom Unit Agreement, including with respect to assumption, continuation, substitution, accelerated vesting, and settlement.

9.5.

Section 280G Best-of-Net Cutback. The Company shall not provide any excise tax gross-up under Section 4999 of the Code. If any payments or benefits under this Agreement, together with any other payments or benefits, would constitute “parachute payments” within the meaning of Section 280G of the Code, such payments shall be reduced (but not below zero) to the extent that such reduction would result in a greater after-tax benefit to the Executive than receiving the full amount and paying the applicable excise tax. Any required reduction shall be applied in the manner that produces the greatest economic benefit to the Executive, consistent with Section 409A.

9.6.

No Duplication. The CIC severance benefits provided under this Section 9 are in lieu of, and not in addition to, the standard severance benefits under Section 8. The Executive shall not be entitled to receive severance under both Section 8 and this Section 9 with respect to the same termination of employment.

10.	RESTRICTIVE COVENANTS

10.l.

Non-Competition. During the Executive’s employment and for a period of twelve (12) months following the Executive’s Separation from Service for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as an employee, officer, director, consultant, advisor, independent contractor, partner, member, or in any other capacity, provide services to, or have any ownership interest in, any business or enterprise engaged in the design, manufacture, distribution, or sale of industrial engines, power systems, power generation equipment, energy solutions, or related components and aftermarket parts that are competitive with the products or services of the Company or any of its subsidiaries, within any geographic territory in which the Company conducts material business as of the date of termination. Notwithstanding the foregoing, passive ownership of less than one percent (1%) of the outstanding equity securities of any publicly traded company shall not constitute a violation of this Section 10.1.

10.2.

Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, recruit, hire, engage, or attempt to solicit, recruit, hire, or engage any employee, consultant, or independent contractor of the Company or any of its subsidiaries or Affiliates, or encourage any such person to terminate or diminish his or her relationship with the Company. General advertisements or postings not specifically directed at Company personnel shall not constitute a violation of this Section 10.2.

10.3.

Non-Solicitation of Customers and Business Partners. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, divert, or attempt to solicit or divert any customer, supplier, or business partner of the Company with whom the Executive had material contact during the final twenty-four (24) months of the Executive’s employment or about whom he received Confidential Information, for the purpose of providing or obtaining products or services competitive with those offered by the Company.

10.4.	Confidentiality.

(a)

The Executive acknowledges that by reason of employment with the Company, the Executive has had and will continue to have access to Confidential Information that is a competitive asset of the Company and its Affiliates, and that the Company has a protectable interest in such Confidential Information.

(b)

The Executive shall not, at any time during or after employment (in perpetuity, subject to applicable law), directly or indirectly, use, disclose, or permit the use or disclosure of any Confidential Information, except as required in the performance of the Executive’s duties for the Company. This obligation survives termination of this Agreement for any reason.

(c)

“Confidential Information” means all non-public information relating to the business and affairs of the Company or any of its Affiliates, including, without limitation: trade secrets; technical data and engineering know-how; product designs, specifications, and manufacturing processes; business plans and strategies; customer and supplier lists, requirements, and pricing; financial statements, projections, and budgets; marketing information and market studies; personnel information; computer software, databases, and systems; and any other proprietary information, in each case whether in written, electronic, oral, or other form. Confidential Information does not include information that (i) becomes generally known to the public other than as a result of the Executive’s unauthorized disclosure or that the Executive has no reason to believe was made public by an unauthorized disclosure by another person, or (ii) was known to the Executive prior to its disclosure by the Company, as documented by the Executive’s written records.

(d)

All documents, files, records, data, devices, and other materials containing or reflecting Confidential Information, whether prepared by the Executive or furnished to the Executive by the Company or any Affiliate, shall at all times be the exclusive property of the Company. Upon termination of employment for any reason, or at any time upon the Company’s request, the Executive shall promptly return to the Company all such materials and all copies thereof in the Executive’s possession, custody, or control, and shall permanently delete any Confidential Information stored on personal devices or accounts. Upon request, the Executive shall certify in writing that all such materials have been returned or destroyed.

(e)

Nothing in this Section shall (i) prohibit disclosures compelled by law, regulation, subpoena, or valid legal process, provided the Executive gives the Company prompt written notice (to the extent legally permitted) and cooperates with any effort to obtain a protective order or other appropriate remedy; or (ii) restrict the Executive’s rights under the Defend Trade Secrets Act of 2016, the Illinois Whistleblower Act, or SEC whistleblower rules, including the right to report potential violations to governmental agencies without prior Company authorization and without forfeiting any resulting whistleblower award.

(f)

Pursuant to the Defend Trade Secrets Act of 2016 ( 18 U.S.C. § 1833(b)), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding, provided the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

10.5.	Intellectual Property Assignment.

(a)

Assignment. The Executive acknowledges that all inventions, discoveries, improvements, works of authorship, designs, processes, know-how, trade secrets, and other intellectual property (collectively, “Work Product”) conceived, developed, reduced to practice, or created by the Executive, whether alone or with others, during the Term of Employment and that (i) relate to the business of the Company or any of its Affiliates, (ii) result from tasks assigned to the Executive by the Company, or (iii) are developed using Company resources or Confidential Information, shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns to the Company all right, title, and interest in and to any such Work Product. The Executive shall execute all documents and take all actions reasonably necessary to perfect the Company’s ownership, including patent, copyright, and trademark assignments. This Section does not apply to any Work Product developed entirely on the Executive’s own time without use of Company equipment, supplies, facilities, or Confidential Information, unless such Work Product (x) relates to the Company’s business or actual or demonstrably anticipated research or development, or (y) results from any work performed by the Executive for or on behalf of the Company.

(b)

Trailing Assignment. For a period of twelve (12) months following termination of employment for any reason, the Executive shall promptly disclose to the Company, and hereby assigns to the Company, any Work Product that (i) relates to the business of the Company and (ii) was conceived or reduced to practice, in whole or in part, during the Executive’s employment or using the Company’s Confidential Information.

(c)

Cooperation. Following termination for any reason, the Executive shall, at the Company’s reasonable request and expense, cooperate with the Company and its counsel in connection with the preparation, filing, prosecution, maintenance, defense, and enforcement of any patents, copyrights, trademarks, or other intellectual property rights based on or related to any Work Product, including signing applications, declarations, assignments, and other documents required by any patent office, copyright office, or governmental authority, and providing truthful testimony in any related proceeding.

(d)

Power of Attorney. If the Executive fails to respond to any request under Section 10.5(c) within fifteen (15) business days of the Company’s written request, the Executive hereby irrevocably appoints the Company and its duly authorized officers and agents as the Executive’s attorney-in-fact, coupled with an interest, to execute, verify, acknowledge, deliver, and file any such documents on the Executive’s behalf. This power of attorney shall survive termination of employment and shall not be affected by the Executive’s subsequent disability or incapacity.

(e)

Prior Inventions. The Executive shall, prior to the Start Date, deliver to the Company a written list of all inventions, discoveries, and works of authorship, if any, that the Executive claims ownership of prior to employment and wishes to exclude from the scope of this Section (the “Prior Inventions Schedule”), which shall be attached as Exhibit A. If no such list is delivered prior to the Start Date, the Executive represents that no such prior inventions exist.

(f)

Records. The Executive shall keep and maintain adequate and current written records of all Work Product made by the Executive (alone or with others) during employment. Such records shall be the property of the Company at all times. The Executive shall promptly and fully disclose to the Company the nature and particulars of any Work Product.

10.6.

Tolling. The Restricted Period shall be tolled during any period in which the Executive is in violation of any covenant set forth in this Section 10, such that the full duration of the applicable restriction runs from the date the violation ceases, unless otherwise prohibited by applicable law.

10.7.

Reasonableness and Reformation. The Executive acknowledges that the restrictions in this Section 10 are reasonable in scope, duration, and geographic extent and are necessary to protect the Company’s legitimate business interests. If any court of competent jurisdiction determines that any restriction is unenforceable, the parties consent to judicial reformation of such restriction to the maximum extent permitted by applicable law.

10.8.	Non-Disparagement.

(a) The Executive shall not, during or after employment, make any public statement that disparages or is intended to damage the reputation of the Company, its Affiliates, or their respective officers, directors, or employees.

(b) The Company shall instruct its directors and senior officers not to make any public statement that disparages or is intended to damage the reputation of the Executive.

(c) This Section shall not restrict (i) truthful testimony or statements required by law, subpoena, or governmental proceeding; (ii) communications with any governmental agency; or (iii) the exercise of any legally protected rights, including whistleblower activity and the right to discuss sexual harassment or assault.

10.9.	Illinois Freedom to Work Act Compliance.

(a) The Executive acknowledges that the Executive’s Base Salary exceeds the earnings threshold under the Illinois Freedom to Work Act (820 ILCS 90/1 et seq.) applicable to non-competition covenants (currently $75,000 for agreements entered into on or after January 1, 2022, and adjusted periodically thereafter), and that the Executive’s annual total compensation exceeds the threshold applicable to non-solicitation covenants.

(b) The Company hereby advises the Executive to consult with an attorney before entering into this Agreement. The Executive shall have at least fourteen (14) calendar days after receiving this Agreement to review and consider it before signing. The Executive acknowledges that the Executive has been advised in writing to consult with an attorney and has had at least fourteen (14) calendar days to consider the restrictive covenant provisions of this Agreement.

10.10.

Remedies. In the event of any breach or threatened breach of this Section 10, the Company shall be entitled to seek injunctive relief and specific performance from any court of competent jurisdiction without the requirement of posting a bond or other security, in addition to all other remedies available at law or equity, including forfeiture of all unvested Phantom Stock awards and clawback of any post-termination payments made to the Executive under this Agreement.

11.	CLAWBACK AND RECOUPMENT

11.1.

Application of Recoupment Policy. All incentive-based compensation paid or payable to the Executive under this Agreement or any other plan, program, or arrangement of the Company, including without limitation the Annual KPI Bonus, Annual Phantom Stock Grants, Sign-On Phantom Stock Grant, Cash LTI awards, and any other performance-based or incentive-based compensation (collectively, “Incentive Compensation”), shall be subject to recoupment, recovery, forfeiture, or clawback in accordance with the Company’s Incentive Compensation Recoupment Policy, as in effect from time to time (the “Clawback Policy”).

11.2.

Regulatory Compliance. The Clawback Policy has been adopted and shall be maintained in compliance with, and the Executive’s Incentive Compensation shall be subject to recoupment as required by: (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (b) Rule 10D-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; (c) Section 10D of the Securities Exchange Act of 1934, as amended; (d) the applicable listing standards of The Nasdaq Stock Market LLC; and (e) Section 304 of the Sarbanes-Oxley Act of 2002, to the extent applicable to the Executive.

11.3.

Lookback Period. In the event of an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Company shall be entitled to recover Incentive Compensation received by the Executive during the three (3) fiscal years preceding the date on which the Company is required to prepare such restatement, to the extent such Incentive Compensation exceeds the amount that would have been received based on the restated financial results, in each case as determined in accordance with the Clawback Policy and applicable law.

11.4.

Policy Amendments. The Clawback Policy may be amended, modified, or supplemented by the Board or the Compensation Committee from time to time as required by applicable law, regulation, or listing standard, or as otherwise determined by the Board or the Compensation Committee in its discretion. Any such amendment, modification, or supplement shall apply to the Executive and the Executive’s Incentive Compensation without the requirement of further consent by the Executive.

11.5.

No Good Reason Trigger. The application of the Clawback Policy, or any recoupment, recovery, forfeiture, or reduction of Incentive Compensation pursuant to this Section 11, shall not constitute “Good Reason” as defined in Section 8.2 of this Agreement, and shall not give rise to any right to severance, damages, or other compensation.

11.6.

Methods of Recovery. In effecting any recoupment under this Section 11 or the Clawback Policy, the Company may, in its sole discretion and to the extent permitted by applicable law: (a) require direct repayment by the Executive of previously received Incentive Compensation; (b) reduce or offset amounts otherwise payable to the Executive under this Agreement or any other plan, program, or arrangement; (c) cancel outstanding and unvested awards, including Phantom Stock awards and Cash LTI awards; or (d) pursue any combination of the foregoing or any other remedy available at law or in equity.

11.7.

Acknowledgment. By executing this Agreement, the Executive acknowledges receipt of the Clawback Policy, agrees to be bound by its terms as in effect from time to time, and consents to the Company’s application of any recoupment or recovery measures authorized by this Section 11 or the Clawback Policy.

12.	SECTION 409A COMPLIANCE; RELEASE REQUIREMENT; INDEMNIFICATION AND D&O INSURANCE; POST-TERMINATION COOPERATION

12.1.

Section 409A Compliance This Agreement is intended to comply with, or be exempt from, Section 409A, and shall be interpreted and administered accordingly. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s Separation from Service, any payment constituting nonqualified deferred compensation payable upon such Separation from Service shall be delayed until the first business day following the six-month anniversary of the Separation from Service (or, if earlier, the date of the Executive’s death), at which time all delayed amounts shall be paid in a single lump sum. Reimbursements: (i) expenses eligible for reimbursement in one taxable year shall not affect the amount eligible in any other taxable year; (ii) reimbursement shall be made no later than the last day of the taxable year following the year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

12.2.

Release Requirement. The Company shall deliver a general release of claims (the ‘‘Release”) to the Executive within seven (7) days following the date of termination. The Executive must execute and deliver the Release, and any applicable revocation period must expire without revocation, within fifty-five (55) days following the date of termination (the “Release Deadline”). The Release shall cover all known and unknown claims against the Company and its Affiliates but shall not waive: (i) rightsto severance or other post-termination benefits under this Agreement; (ii) indemnification rights and D&O coverage; (iii) vested benefits under any retirement or benefit plan; (iv) vested phantom stock awards; (v) Accrued Obligations; or (vi) claims that cannot be waived as a matter of law, including the right to file charges with governmental agencies. Any amounts that would have been paid before the Release Deadline shall accumulate and be paid in a lump sum on the first payroll date following the date the Release becomes effective and irrevocable. If the Release Deadline spans two calendar years, any payment subject to Section 409A shall be made in the second calendar year. No Release is required for payment of Accrued Obligations.

12.3.

Indemnification and D&O Insurance. The Company shall maintain Directors’ and Officers’ liability insurance covering the Executive throughout employment and for the full applicable statute of limitations period thereafter, on terms no less favorable than those provided to any other current or former director or executive officer. Concurrently with execution of this Agreement, the Company and the Executive shall enter into a separate Indemnification Agreement providing indemnification to the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws, on terms no less favorable than those provided to any other director or officer. The Company shall promptly advance reasonable attorneys’ fees and costs incurred by the Executive in defending any action arising by reason of the Executive’s service, subject to undertakings required by applicable law. Following any Change in Control or cessation of the Executive’s service, the Company shall use commercially reasonable efforts to maintain D&O tail coverage for a period of six (6) years covering acts or omissions during the Executive’s period of service. The obligations under this Section 12.3 shall survive termination of employment, expiration of this Agreement, and any Change in Control.

12.4.

Post-Termination Cooperation. For twelve (12) months following the Executive’s Separation from Service, the Executive shall cooperate reasonably with the Company in connection with any litigation, investigation, regulatory matter, audit, or transition matter relating to the Executive’s period of service. The Company shall reimburse the Executive for reasonable, documented out-of-pocket expenses incurred in providing such cooperation and shall pay a reasonable per diem for time required beyond de minimis amounts, as mutually agreed. Nothing in this Section 12.4 shall limit the Executive’s rights under the Defend Trade Secrets Act, the Illinois Whistleblower Act, or any applicable SEC whistleblower rules.

13.	CONDITIONS PRECEDENT; CONFIDENTIALITY OF AGREEMENT

13.1.

Conditions Precedent. The obligations of the Company under this Agreement are subject to the satisfaction of each of the following conditions prior to or on the Start Date, unless waived in writing by the Board:

(a)

Background and Reference Checks. Completion of background and reference checks, conducted by Spencer Stuart or such other firm as the Company may engage, with results satisfactory to the Board in its reasonable discretion.

(b)	Pre-Employment Drug Screening. Successful completion of a pre-employment drug screening in accordance with the Company’s standard policies.

(c)

Work Authorization. Verification that the Executive is authorized to work in the United States, including timely completion of Form I-9 and submission of all required supporting documentation on or before the Executive’s first day of employment, in compliance with applicable federal law.

(d)

Representations Regarding Prior Employer Restrictions. The Executive represents and warrants to the Company that: (i) the Executive is not subject to any non-competition, non-solicitation, confidentiality, or other restrictive covenant agreement with any former employer or other third party that would prohibit, restrict, or otherwise interfere with the Executive’s ability to perform the duties contemplated by this Agreement; and (ii) the Executive will not use or disclose any confidential or proprietary information belonging to any former employer in the course of performing duties for the Company. The Executive agrees to indemnify and hold harmless the Company from any claims, losses, or liabilities arising from a breach of the foregoing representations.

If any condition set forth in this Section 13.1 is not satisfied (or waived) on or before the Start Date, the Company may, in its sole discretion, rescind this Agreement, and neither party shall have any further obligation hereunder.

13.2.

Confidentiality of Agreement Terms. The Executive and the Company each agree to maintain the terms and conditions of this Agreement in strict confidence and shall not disclose such terms to any third party except as expressly permitted herein.

13.3.	Permitted Disclosures. Notwithstanding Section 13.2, the following disclosures are permitted:

(a)

The Executive may disclose the terms of this Agreement to the Executive’s spouse, and to the Executive’s legal, tax, and financial advisors, provided that such persons are informed of and agree to maintain the confidentiality obligations set forth herein.

(b)

The Company may disclose the terms of this Agreement to the Board, the Compensation Committee, officers of the Company with a legitimate need to know, and the Company’s outside legal counsel and advisors, in each case subject to obligations of confidentiality.

(c)	Either party may make disclosures required by applicable law, regulation, court order, subpoena, or the rules of the U.S. Securities and Exchange Commission or the Nasdaq Stock Market.

(d)

The Executive acknowledges that the Company intends to file this Agreement as an exhibit to a Current Report on Form 8-K or other filing with the U.S. Securities and Exchange Commission (the “Public Filing”). Prior to the date the Public Filing is made publicly available on the SEC’s EDGAR system, the Executive shall not disclose the existence or terms of this Agreement to any person other than those permitted under Section (a) above. Following the Public Filing, the confidentiality restrictions in this Section shall no longer apply to information that has been disclosed in the Public Filing.

13.4.

Public Announcements. Neither party shall issue any press release or public announcement regarding this Agreement or the Executive’s employment without the prior written consent of the other party, except (a) as required by applicable law, SEC rules, or Nasdaq listing standards, or (b) following the Public Filing (as defined in Section 13.3(d)), either party may make public statements that are consistent with the information disclosed in the Public Filing without the prior consent of the other party. The Company shall provide the Executive with reasonable advance notice of the Public Filing and a reasonable opportunity to review the portions of the filing that disclose the terms of this Agreement or the Executive’s biographical information prior to submission.

13.5.

Protected Activity. Nothing in this Section 13 shall prohibit or restrict the Executive from: (a) filing a charge or complaint with, or communicating with, any federal, state, or local governmental agency or commission, including the SEC; (b) participating in any investigation or proceeding conducted by such agency; or (c) making disclosures protected under the whistleblower provisions of federal or state law, including the Defend Trade Secrets Act of 2016. The Executive is not required to notify the Company before engaging in any such protected activity.

13.6.

Survival. The confidentiality obligations set forth in this Section 13 shall remain in effect until the earlier of: (a) the date on which the terms of this Agreement become publicly available through filings with the SEC or otherwise; or (b) the date on which this Agreement is superseded by a subsequent written agreement between the parties.

14.	GOVERNING LAW, DISPUTE RESOLUTION, AND MISCELLANEOUS

14.1.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law that would require the application of the laws of any other jurisdiction.

14.2.

Exclusive Jurisdiction; Jury Trial Waiver. Subject to Section 14.3, the parties consent to the exclusive jurisdiction and venue of the state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois for any action arising out of or relating to this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Service of process may be made by any means permitted by applicable law.

14.3.

Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement or the Executive’s employment (other than as set forth in Section 14.4) shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, seated in Cook County, Illinois. The arbitration shall be conducted before a single neutral arbitrator who is a licensed attorney with at least fifteen (15) years of experience in executive employment matters. Illinois substantive law shall apply; the Federal Arbitration Act shall govern the enforceability of this agreement to arbitrate. The arbitrator shall issue a reasoned written award, which shall be final and binding. The Company shall bear all AAA administrative fees and arbitrator fees. Each party shall bear its own attorneys’ fees and costs, except as the arbitrator may award fees to the prevailing party. All arbitration proceedings, filings, and awards shall be confidential. Each party waives any right to commence or participate in any class, collective, or representative action.

14.4.

Injunctive Relief Carve-Out. Notwithstanding Section 14.2 and Section 14.3, either party may seek temporary, preliminary, or permanent injunctive relief or other equitable relief from any court of competent jurisdiction to enforce the restrictive covenants set forth in Section 10, to protect trade secrets or Confidential Information, or in aid of arbitration, without posting a bond and without waiving the right to arbitration of the underlying dispute.

14.5.

Entire Agreement. This Agreement, together with the Phantom Stock Plan, the applicable Phantom Unit Agreements, the Indemnification Agreement, and any other ancillary agreements referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous term sheets, offer letters, negotiations, discussions, representations, and understandings, whether written or oral.

14.6.	Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both parties.

14.7.

Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof. No waiver of any breach shall constitute a waiver of any subsequent or different breach.

14.8.

Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be severed here from or, if allowed by applicable law, reformed to the minimum extent necessary to render it valid and enforceable, and the remaining provisions shall continue in full force and effect.

14.9.

Assignment. The Company may assign this Agreement to any successor in interest (whether by merger, consolidation, sale of all or substantially all assets, or otherwise). The Executive may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

14.10.

Notices. All notices required or permitted hereunder shall be in writing and delivered personally, by nationally recognized overnight courier, or by certified mail, return receipt requested, to: (a) the Company at 1465 Hamilton Parkway, Itasca, IL 60143, Attention: General Counsel; and (b) the Executive at the most recent address on file with the Company. Notices shall be deemed given upon receipt.

14.11.

Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall have the same force and effect as original signatures.

14.12.	Tax Withholding. All payments and benefits under this Agreement are subject to applicable federal, state, and local tax withholding.

14.13.

No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise. No payment or benefit shall be reduced by amounts earned or received from subsequent employment, except as specifically provided herein.

14.14.	Construction. This Agreement has been prepared with the participation of counsel for both parties. No provision shall be construed against either party as the drafter.

14.15.

Survival. The rights and obligations of the parties under Sections 7 through 14, and any other provision of this Agreement that by its nature or terms should survive termination of employment or expiration of this Agreement, shall survive and continue in full force and effect following any termination of the Executive’s employment and the expiration or termination of this Agreement.

14.16.	Headings. Section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date last written below, intending to be legally bound hereby.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ James Zhang
Name:	James Zhang
Title:	Chair of the Board of Directors

Date:	07 / 27 / 2026

EXECUTIVE:

/s/ Nan (Richard) Hu
Nan (Richard) Hu

Date:	2026.7.08

EXHIBIT A

PRIOR INVENTIONS SCHEDULE

Pursuant to Section 10.5(e) of the Employment Agreement, the Executive identifies the following inventions, discoveries, and works of authorship that were created prior to Executive’s employment with the Company and are excluded from the assignment provisions of Section 10.5:

☒ None.

☐ See below:

Title / Description	Date	Identifying Number (if applicable)

Executive Signature:	/s/ Nan (Richard) Hu

Date:	2026.7.08